Exhibit 10.23(ii)

December 12, 2012

Dear John:

This letter clarifies certain terms in your offer letter from Onyx Pharmaceuticals, Inc. (the “Company”) dated May 15, 2012 (the “Offer Letter”). In the Offer Letter, the Company has agreed to provide you with a “Relocation Allowance” and “Housing Assistance” to help you in relocating your family to the Bay Area. As noted in the Offer Letter, these amounts can be earned by and paid to you only so long as you are employed by the Company. For the Housing Assistance, the Company is paying you $4,500 per month (less applicable withholdings and deductions), for a gross aggregate amount of not more than $108,000. Such payments for which you are eligible will total $31,500 for 2012, $54,000 for 2013 and $22,500 for 2014, subject to your continued employment. This benefit will cease on the relocation of your family’s primary residence to the Bay Area or should you no longer be employed by the Company. For both the Housing Assistance and the Relocation Allowance, the amount paid or payable in one year will not affect the amount eligible for payment in any other year, and the right to payment is not subject to liquidation or exchange for another benefit. Nothing in this letter modifies the at will nature of your employment. This letter, together with the Offer Letter, forms the complete and exclusive statement of the subjects set forth therein and herein. This letter cannot be changed except in a writing signed by you and a duly authorized officer or director of the Company.

Sincerely,

/s/ Kaye Foster-Cheek
Kaye Foster-Cheek,
Senior Vice President, Global Human Resources

Acceptance and Acknowledgment: I have read, understand, and accept this clarifying letter agreement.

/s/ John Osborn
John Osborn

Date:	13 December 2012